SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2002

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                  0-19278                 13-3357370
 (State or other jurisdiction        (Commission        (IRS Identification No.)
        of incorporation)            file Number)

                  51 James Way, Eatontown, New Jersey     07724
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (732) 542-2800

--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

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                              Item 5. Other Events

Osteotech Inc. (the "Company") announced today that third quarter 2002 consolidated revenues increased 3% to $19,691,000 from $19,118,000 in the third quarter 2001 and that revenues in the nine months ended September 30, 2002 increased 17% to $64,785,000 from $55,533,000 in the nine months ended September 30, 2001. These revenue increases were achieved despite the previously reported temporary suspension of Base Tissue Segment processing which negatively affected revenues $1,342,000 in both the third quarter and nine months ended September 30, 2002. This event is also expected to negatively effect fourth quarter revenues by an estimated $1,200,000 to $2,300,000.

As we previously reported, we restarted Base Tissue Segment processing operations in our Shrewsbury facility on October 9. We have also completed our planned shutdown procedures in our Eatontown facility and began processing Grafton(R) DBM in the facility last week. We expect to begin partial Base Tissue Segment processing operations in the facility next week. As a result of the temporary suspension of the Base Tissue Segment processing operations we had placed tissue from 693 donors in quarantine in the third quarter 2002. We expect to rework this tissue over time and invoice our clients for the reworked tissue as it is shipped to them.

Net income in the third quarter and nine months ended September 30, 2002 increased to $1,007,000, or $.06 net income per diluted share and to $1,713,000 or $.11 net income per diluted share, respectively, which include various charges as described below and includes recognition of previously deferred income tax benefits of $2,557,000 or $.15 and $.16 net income per diluted share in the third quarter and nine months ended September 30, 2002, respectively. In the third quarter and nine months ended September 30, 2001, we reported net income of $232,000, or $.02 net income per diluted share and a net loss of $2,205,000, or $.16 net loss per diluted share, respectively. The number of shares used in the calculation of net income (loss) per diluted share were 17,358,019 and 15,945,162 in the third quarter and nine months ended September 30, 2002, respectively, and were 14,142,122 and 14,023,012 in the same periods of 2001, respectively.

In addition to the effects of the voluntary suspension of Base Tissue Segment processing, net income in the three months ended September 30, 2002 included:
(i) a charge of $840,000, or $504,000 after provision for income tax benefit, for the estimated cost to rework the tissue from the 693 donors placed in quarantine; (ii) a charge of $3,239,000, or $1,943,000 after provision for income tax benefit, for obsolete and excess inventory related to spinal implant systems, including the bio-d(R) Threaded Cortical Bone Dowel, which we have agreed to remove from the market by January 31, 2003 in connection with a

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lawsuit settlement; and (iii) recognition of previously deferred income tax benefits of $2,557,000 related to income tax deductions taken on our income tax return in a prior year, but not previously recognized in the Statement of Operations. The period of time during which these deductions could have been challenged by the Internal Revenue Service has now expired. In addition to these items, net income in the nine months ended September 30, 2002 includes: (i) a charge of $1,785,000, or $1,071,000 after provision for income tax benefit related to a patent lawsuit settlement; (ii) a loss of $291,000, both before and after provision for income taxes from the sale of our operations in the Netherlands; and (iii) a gain of $950,000, or $830,000 after provision for income tax benefit from the sale of patents related to our PolyActive(TM) technology. The net loss in the nine months ended September 30, 2001 included a previously reported charge of $1,845,000, or $1,107,000 after provision for income tax benefit related primarily to reserves for excess inventory and instrument sets associated with spinal implant systems. In October, 2002, because of a higher than normal level of complaints, we temporarily suspended the sale and distribution of the Affirm(TM) Cervical Plate system. We expect to re-initiate sales of this system in the near future. During the nine months ended September 30, 2002, sales of the system were approximately $1,100,000.

The loan agreements with our bank require that we meet certain financial ratios quarterly. In the third quarter 2002, we did not meet the Earnings Before Income Tax, Depreciation and Amortization (EBITDA) ratio and it is estimated that we will not meet this ratio in the fourth quarter 2002. The bank has informed us that, subject to final approval of its credit committee, they intend to issue a waiver of this requirement for the third quarter 2002 and to amend the ratio requirements for the fourth quarter 2002.

We also have agreed with American Red Cross to amend our processing agreement which expires on December 31, 2006. The amendment, among other things, removes the requirement that American Red Cross exclusively provide all tissue recovered by American Red Cross to Osteotech for processing and, in its place, provides that American Red Cross will provide a monthly minimum number of donors to Osteotech for processing through December 31, 2006, under more favorable pricing terms to Osteotech.

Third quarter 2002 Grafton(R) Demineralized Bone Matrix (DBM) Segment ("Grafton(R) DBM Segment") revenues were $10,917,000 as compared to revenues of $11,012,000 in the third quarter 2001 and increased 8% to $34,558,000 in the nine months ended September 30, 2002 as compared to $31,958,000 in the nine months ended September 30, 2001. Revenues in the third quarter 2002 were negatively affected by the continued competitive pressures in this market segment.

Grafton(R) DBM Segment operating income increased to $3,647,000 in the third quarter from $2,033,000 in the third quarter 2001 and increased to $8,163,000 in the nine months ended September 30, 2002 from

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$4,672,000 in the nine months ended September 30, 2001. These improvements in operating income are associated with improved gross profit margin, a reduction in R&D expenses due to the completion of the development and subsequent launch of Grafton Plus(TM) DBM and a reduction in legal fees associated with the settlement of several lawsuits earlier in 2002.

Base Allograft Tissue Segment ("Base Tissue Segment") revenues increased 5% to $7,273,000 in the third quarter 2002 and increased 23% to $25,320,000 in the nine months ended September 30, 2002 as compared to $6,945,000 and $20,529,000 in the third quarter and nine months ended September 30, 2001, respectively. The Segment's processing service revenues from tissue processed for our clients was negatively impacted by $1,342,000 as a result of the previously reported voluntary quarantine of tissue from donors that would have normally been processed, shipped and invoiced in the quarter. This decrease in revenue was offset by a 70% increase in bio-implant revenues and a 145% increase in OsteoPure(TM) Femoral head processing revenue. In the nine months ended September 30, 2002, bio-implant revenues increased 91% and OsteoPure(TM) Femoral head processing revenues increased 31%. We expect the segment's fourth quarter processing service revenue and bio-implant revenue to be negatively impacted in a range of approximately $1,200,000 to $2,300,000 as a result of the continuing effects of having voluntarily ceased the segment's processing operations at the end of the third quarter 2002, which we restarted in the Shrewsbury facility on October 9, 2002 and are on schedule to restart in the Eatontown facility next week.

The Base Tissue Segment incurred operating losses of $2,914,000 and $5,627,000 in the third quarter and nine months ended September 30, 2002, respectively, as compared to operating losses of $628,000 and $3,670,000 in the same periods of 2001, respectively. The operating losses in 2002 result from the loss in processing revenue discussed above, the pretax charge of $840,000 for the estimated cost of reworking tissue placed in quarantine, a pretax charge of $1,094,000 for estimated excess and obsolete inventory as previously discussed and, in the nine months ended September 30, 2002, a pretax charge of $1,785,000 in connection with the lawsuit settlement with Medtronic, Inc.

Certain statements made throughout this filing that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk that Osteotech's personnel may not be able to successfully rework all of the quarantined tissue, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2001 and the Form 10-Q for each of the first two quarters of 2002) filed with the Securities and Exchange Commission.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2002

                                                     OSTEOTECH, INC.
                                           -------------------------------------
                                                       (Registrant)

                                           By: /s/ Michael J. Jeffries
                                               ---------------------------------
                                               Michael J. Jeffries
                                               Executive Vice President,
                                               Chief Financial Officer
                                               (Principal Financial Officer
                                               and Principal Accounting Officer)